                                                                  Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Netopia, Inc. and Subsidiaries:

     We consent to the use of our reports dated October 29, 1999, incorporated herein by reference, with respect to the consolidated balance sheets of Netopia, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999, and the related financial statement schedule, which report appears in the December 27, 1999, current report on Form 8-K/A of Netopia, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP
San Francisco, California
December 27, 1999